Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report included herein dated August 6, 2004, with respect to the consolidated balance sheet of The Mosaic Company as of May 31, 2004, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

November 15, 2004